[Letterhead of BLG]

December 15, 2006

North American Energy Partners Inc.

Zone 3, Acheson Industrial Area

2-53016 Highway 60

Acheson, Alberta T7X 5A7

ATTN: VINCE GALLANT

VICE PRESIDENT, CORPORATE

Dear Sirs, Mesdames:

We are special counsel to North American Energy Partners Inc. (the “Company”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

The opinions expressed below are confined to the laws of the Province of Ontario and the federal laws of Canada applicable in such province.

In connection with this opinion, we have examined (i) the registration statement on Form S-8 filed by the Company under the Securities Act on December 13, 2006 (hereinafter referred to as the “Registration Statement”); (ii) the Amended and Restated 2004 Share Option Plan filed as an exhibit to the Registration Statement; (iii) the articles of the Company in effect on the date hereof, as certified by an Officer of the Company; (iv) the Bylaws of the Company in effect on the date hereof, as certified by an Officer of the Company; and (v) resolutions of the Board of Directors of the Company, relating to the Amended and Restated 2004 Share Option Plan and related matters, and related matters as well as such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

On the basis of such examination, we advise you that in our opinion the common shares of the Company issuable upon the exercise of options (the “Options”) granted pursuant to the Company’s Amended and Restated 2004 Share Option Plan, or its predecessor (the “Option Plan”) have been duly and validly authorized and, if and when issued and delivered by the Company upon the exercise of the Options (including the receipt by the Company of the consideration therefor pursuant to the Option Plan), will be validly issued as fully paid and non-assessable shares.

The opinion expressed herein is as of the date hereof. This opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and for no other purpose. Except for such use, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Securities Act, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Borden Ladner Gervais LLP